UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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J. ALEXANDER’S HOLDINGS, INC.
(Name of Registrant as Specified in Its Charter)

ANCORA ADVISORS, LLC
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Ancora Advisors, LLC (“Ancora”) has filed a definitive proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission to be used to solicit withhold votes from the election of director candidates nominated by J. Alexander’s Holdings, Inc., a Tennessee corporation (the “Company”), at the Company’s upcoming 2019 annual meeting of shareholders.

Item 1: On June 12, 2019, Ancora issued the following press release:

GLASS LEWIS JOINS ISS IN RECOMMENDING J. ALEXANDER’S SHAREHOLDERS VOTE ANCORA ADVISORS’ GOLD PROXY CARD

Glass Lewis Points to J. Alexander’s Lagging Share Price and Financial Performance as well as Board’s Unresponsiveness to Ancora’s Proposal

ISS Also Believes Change is Warranted on J. Alexander’s Board Given the Company’s Relative Underperformance and Corporate Governance Shortcomings

Leading Proxy Advisory Firms Together Affirm that Shareholders Should Vote Ancora’s GOLD Proxy Card to WITHHOLD Votes from Timothy Janszen and Ronald Maggard

Cleveland, OH – June 12, 2019 – Ancora Advisors, LLC (“Ancora”), which beneficially owns approximately 8.76% of the outstanding shares of J. Alexander’s Holdings, Inc. (NYSE: JAX) (“J. Alexander’s” or the “Company”), making it one of the Company’s largest shareholders, today announced that Glass, Lewis & Co., LLC (“Glass Lewis”), a leading proxy advisory firm, has endorsed its case for change at J. Alexander’s. Glass Lewis recommends that shareholders vote Ancora’s GOLD proxy card at the Company’s upcoming annual meeting on June 20, 2019 to WITHHOLD their votes from management’s incumbent nominees, Timothy Janszen and Ronald Maggard, two current members of the Board of Directors (the “Board”) of J. Alexander’s. This comes on the heels of Institutional Shareholder Services Inc. (“ISS”) also recommending that shareholders vote Ancora’s GOLD proxy card.

Shareholders who agree that the status quo is unacceptable should vote the GOLD proxy card to WITHHOLD their votes from the re-election of Timothy Janszen and Ronald Maggard to the Board at the upcoming annual meeting. For more information pertaining to Ancora’s case for change and voting resources, please visit: www.saratogaproxy.com/Ancora.

In its full report, Glass Lewis concurred with Ancora’s views regarding J. Alexander’s dismal share price and financial performance, as well as the Board’s deficient strategic review process. Glass Lewis concluded that shareholders should vote on Ancora’s GOLD proxy card.1

1 Permission to quote Glass Lewis was neither sought nor obtained. Emphases added.

“As noted above, this campaign doesn’t give Ancora control of the board, nor will it remove incumbent directors, and as such, we believe this represents an opportunity for shareholders to express a lack of confidence in the current board and its strategic review processes. Based on these factors, we believe that shareholders should support Ancora’s Withhold campaign at this time.”

“Based on our own review, we find that for each of the one- and three-year periods ended March 29, 2019, and since the Company’s initial spin-off in September 2015, the cumulative TSRs of the Company (-14.2%, -4.1% and -15.3%, respectively) have ranked in the bottom quartile of the corresponding ranges of TSRs observed in the Company’s industry peers (source: S&P Capital IQ).”

“We observe that the Company’s performance – as measured by revenue growth, profitability ratios and EBITDA margins – has largely ranked in the bottom quartile of the peer group in recent years. These findings suggest to us that the Company’s performance has largely failed to keep pace with its industry peers.”

Glass Lewis also faults the Board, and Ronald Maggard in particular, for its lack of diversity:

“Director Maggard serves as chair of the nominating and corporate governance committee. There are currently no women serving on the Company’s board…. When a board consists solely of male directors, we believe that it is the responsibility of the nominating and corporate governance committee to disclose a sufficient rationale for the board’s lack of female members, or a timeline for addressing the issue. In this case, no timetable has been provided for addressing the lack of gender diversity on the board. We believe that the chair of the nominating and corporate governance committee bears responsibility for not sufficiently addressing this issue.”

In addition, in concluding that the Board “could have run a more substantial process” in response to Ancora’s proposal to acquire the Company for $11.75 per share in cash, Glass Lewis writes that “the board appears to be resistant to the idea of conducting a broader market canvas, which raises concerns regarding the directors' responsiveness. The board spent only three days considering the Ancora Offer and … the offer price at least implies a fairly attractive market premium to the Company’s unaffected share prices over recent time periods.”

Finally, Glass Lewis echoes Ancora’s concerns over the Company’s strategic direction, repeated execution failures and shareholders’ lack of confidence in the Board:

“After having considered the arguments presented by Ancora and the Company, we believe that there is sufficient basis for shareholders to endorse Ancora’s proposal. While the Company maintains that its future profitability will improve as a result of its planned restaurant redesigns and new restaurant openings, the success of this strategy remains subject to a great deal of uncertainty and execution risk, particularly considering that the Company’s upscale restaurants require more time to ramp up than its peers and rely heavily on repeat business of a small base of guests. This dynamic might be more tenable if the Company's leadership had a track record of strong relative performance. Yet since its 2015 spin-off, the Company has largely underperformed its peers across various relevant financial measures. Further, shareholders have seemingly expressed a lack of confidence in the Company’s current leadership, as evidenced by shareholders’ rejection of the board-supported 99 Restaurants transaction. Despite this sharp rebuke, there has been no meaningful turnover on the Company’s board, and the recent changes to the Company’s executive team have largely amounted to an internal shuffling of roles, in our view.”

Glass Lewis added, “We see no evidence to suggest that the foregoing changes portend a major shift in the Company’s direction or strategy in the near term.”

Frederick DiSanto, Chairman and Chief Executive Officer of Ancora, commented:

“We are very pleased that Glass Lewis has joined ISS in supporting Ancora and recommending J. Alexander’s shareholders vote on the GOLD proxy card to withhold their votes from Timothy Janszen and Ronald Maggard. The endorsement of the two leading proxy advisory firms reinforces Ancora’s belief that change is urgently needed on the J. Alexander’s Board to maximize value for all shareholders. As shareholders assess the findings of both Glass Lewis and ISS, we believe it is important to focus on the irrefutable facts related to J. Alexander’s years of value destruction, poor strategic execution and self-dealing transactions. By objectively evaluating the past, we believe shareholders will come to the right conclusion for the future of their Company and vote the GOLD proxy card.”

VOTE FOR CHANGE ON THE GOLD PROXY CARD TODAY.

If you have already voted J. Alexander’s proxy card, you can change your vote by providing a later dated GOLD proxy card.

Should you have any questions or need assistance with voting, please contact Saratoga Proxy Consulting LLC at (888) 368-0379 or (212) 257-1311 or by email at info@saratogaproxy.com.

About Ancora Advisors

Ancora Holdings, Inc. is an employee owned, Cleveland, Ohio based holding company which wholly owns three separate and distinct SEC Registered Investment Advisers, Ancora Advisors, LLC, Ancora Family Wealth Advisors, LLC and Ancora Retirement Plan Advisors, Inc. and Inverness Securities LLC, a broker dealer. Ancora Advisors, LLC specializes in customized portfolio management for individual investors, high net worth investors, investment companies (mutual funds), pooled investments (hedge funds/investment limited partnerships), and institutions such as pension/profit sharing plans, corporations, charitable and “Not-for Profit” organizations, and unions. Ancora Family Wealth Advisors, LLC is a leading, regional investment and wealth advisor managing assets on behalf of families and high net-worth individuals. Ancora Retirement Plan Advisors, Inc. specializes in providing non-discretionary investment guidance for small and midsize employer sponsored retirement plans.

Investor Contact

John Ferguson

Saratoga Proxy Consulting LLC

(212) 257-1311

info@saratogaproxy.com